Exhibit 99.1

UFP Industries Announces Quarterly Dividend

GRAND RAPIDS, MI (February 13, 2026) - UFP Industries, Inc. (Nasdaq: UFPI), a leading manufacturer focused on delivering value-added products is pleased to announce that its Board of Directors has declared a quarterly cash dividend of $0.36 per share of common stock, payable on March 16, 2026, to shareholders of record on March 2, 2026.

The dividend represents a 3% increase over the March 2025 dividend and marks the 14th consecutive year of dividend increases.

The company is committed to delivering strong returns on investment to its shareholders through share price gains, cash dividends and targeted share repurchases.

UFP Industries, Inc.

UFP Industries, Inc. is a holding company whose operating subsidiaries – UFP Packaging, UFP Construction and UFP Retail – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.